Exhibit 99.1

10990 Roe Avenue Overland Park, KS 66211 Phone 913 696 6100 Fax 913 696 6116 News Release

February 11, 2008

TEAMSTERS RATIFY NEW FIVE-YEAR CONTRACT WITH YRC WORLDWIDE

CARRIERS

OVERLAND PARK, Kan., February 11, 2008 – YRC Worldwide (NASDAQ: YRCW) announced today that the International Brotherhood of Teamsters has informed the Company that it has ratified a new five-year labor contract. This agreement covers about 50,000 dockworkers, drivers and certain other union employees of Yellow Transportation, Roadway, USF Holland and New Penn. The new National Master Freight Agreement (NMFA) replaces the current agreement when it expires on March 31, 2008.

“We are pleased the contact was ratified well ahead of the renewal date,” stated Bill Zollars, Chairman, President and CEO of YRC Worldwide. “This five year agreement gives us a solid foundation to build on.”

YRC North American President Mike Smid added that “the contract gives us the tools to serve our customers in what is an increasingly dynamic industry environment. The contract includes flexibilities that will allow the company to provide enhanced customer services.” “Most important,” Smid added, “the ratified contract was a win-win for the company and employees. Our drivers, dockworkers and other union members are the best in the business. This contract is our blueprint for superior customer service and company performance over the next five years.”

A substantial majority of the employees of the affected YRC carriers voted in favor of the ratification. The union informed the company that there were two local supplemental agreements that did not receive a majority vote. Both the company and the union are committed to addressing these local issues, which is part of the normal process.

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YRC Worldwide Inc., a Fortune 500 company and one of the largest transportation service providers in the world, is the holding company for a portfolio of successful brands including Yellow Transportation, Roadway, Reimer Express, YRC Logistics, New Penn, USF Holland, USF Reddaway, and USF Glen Moore. The enterprise provides global transportation services, transportation management solutions and logistics management. The portfolio of brands represents a comprehensive array of services for the shipment of industrial, commercial and retail goods domestically and internationally. Headquartered in Overland Park, Kansas, YRC Worldwide employs approximately 60,000 people.

Investor Contact:	Sheila Taylor	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	sheila.taylor@yrcw.com		sdawson@lakpr.com